Exhibit 10.22

September 26, 2001

Mark Robillard

960 Wes Moore Drive

West Chester, PA  19082

Dear Mark:

On behalf of Pharsight Corporation, I am pleased to offer you the position of Vice President for World Wide Sales, reporting to me.  Your home office will be in Philadelphia. We are confident that you will make an outstanding addition to our team.  Your leadership and creativity will enable Pharsight to realize our vision of helping customers make confident decisions as they deal with the complex issues of drug development.  With your contributions, Pharsight will continue to improve every level and phase of our customers business and scientific processes.

Your base salary will be $195,000 annually, and will be paid semi-monthly.  Your variable target income will be $156,000 for a total targeted compensation of $351,000.   To assist in the transition, Pharsight will provide you with a non- recoverable draw of $52,500 against your annual target compensation, paid over the first six months of your employment.  You will be eligible for Pharsight’s employee benefits programs, including health, dental, vision, life, and disability insurance, 401(k) plan and an annual accrual of 20 paid personal time-off days. You will become eligible for your health benefits on November 1st, 2001, assuming you are an active employee. In addition, you would be reimbursed for customary expenses associated with your position.  Reimbursement will be administered under the guidelines of our Pharsight Corporation Business Expense Policy.  This will include, mileage reimbursement for personal vehicle travel while on business, airport trips, customer visits and special projects for the company.

In the event your employment at Pharsight is terminated without cause or your responsibilities are materially reduced within the first 18 months, Pharsight will provide you with 6 months of severance.  The amount of severance will be calculated based on your current base salary at the time of the termination.  If there were a change of control within the first 18 months of your employment, this agreement would remain in effect with the surviving company.

In addition, the Board of Directors will grant you an option to purchase 150,000 shares of stock.  This option will vest over four years and is subject to the terms and conditions of the Company’s 2000 Stock Option Plan. The exercise price of the option will be the fair market value of the stock as determined by the closing price on the Thursday of the week in which you start work as an employee of Pharsight.

This offer does not constitute a guarantee of employment for any specific period of time, and either you or Pharsight may terminate the employment relationship at any time, with or without cause.  This offer does not constitute a guarantee of employment for any specific period of time, and either you or Pharsight may terminate our employment relationship at any time, with or without cause.

As a condition of your employment with Pharsight, you will be required to sign the Company’s Proprietary Information and Inventions Agreement, two originals of which are enclosed.  Please sign both originals and return one to me with your acceptance of this offer.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

This offer is valid through September 28, 2001.  I am sending two originals of this letter.  Please sign and return one to me, to indicate your acceptance.

We will be pleased to have you as a member of the Pharsight team.

Sincerely,

Art Reidel

President and Chief Executive Officer

Enclosures

I accept employment with Pharsight Corporation subject to the terms and conditions hereof.  I understand that the terms set forth in this letter supersede all oral discussions I may have had with anyone in the Company.

Mark Robillard	Date

My anticipated start date with Pharsight Corporation will be ____________________________________________